                                                                   Exhibit 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 23, 2000, accompanying the consolidated financial statements and schedule included in the Annual Report of K-tel International, Inc. on Form 10-K for the year ended June 30, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statements of K-tel International, Inc. on Forms S-8 (File No. 33-18723 effective November 25, 1987), (File No. 333-28815 effective June 5,
1997), (File No. 333-65755 effective October 6, 1998), (File No. 333-74471 effective March 12, 1999), (File No. 333-31272 effective February 28, 2000), and (File No. 333-39022 effective June 9, 2000) and on Form S-3 (File No. 333-79933 effective June 3, 1999).



                                    /S/ GRANT THORNTON LLP


Minneapolis, Minnesota
September 28, 2000

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